EXHIBIT 99.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIDWEST INVESTORS OF RENVILLE, INC.

February 12, 1999

TABLE OF CONTENTS

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIDWEST INVESTORS OF RENVILLE, INC.

A MINNESOTA CHAPTER 308A COOPERATIVE

RENVILLE, MINNESOTA

ARTICLE I.  NAME AND PRINCIPAL PLACE OF BUSINESS.

The name of this cooperative is Midwest Investors of Renville, Inc. and the principal place of transacting its business is in Renville, Renville County, State of Minnesota.  Its registered office is P.O. Box 615, Renville, Minnesota 56284.  Its principal place of business is 340 DuPont Avenue Northeast, Renville, Minnesota 56284.

ARTICLE II. PURPOSE AND LIMITATION.

Section 1. Purpose.  This cooperative is organized not for profit as such, but for the purpose of associating a number of farmer producers for the following purposes:

(a)                                  To receive, purchase, store, handle, grade, preserve, dry, process, pack, ship, finance, advertise, market, sell, distribute, and otherwise deal in the agricultural products produced by its members and others;

(b)                                 To purchase, manufacture, process, store, handle, sell, ship, distribute, finance, furnish, supply, and procure farm supplies and equipment and to perform services for its members and other persons; and

(c)                                  For any other lawful purpose.

Section 2.  Limitation on Non-Member Business .  This cooperative shall not market the products of nonmembers in an amount the value of which exceeds the value of the products marketed for members.  It shall not purchase supplies and equipment for nonmembers in an amount the value of which exceeds the value of the supplies and equipment purchased for members.  It shall not purchase supplies and equipment for persons who are neither members nor producers of agricultural products in an amount the value of which exceeds fifteen percent (15%) of all its purchases.  Business done for the United States or any of its agencies shall be disregarded in determining the limitations imposed by this section.

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ARTICLE III.  CAPITAL STOCK.

SECTION 1.  AUTHORIZED AMOUNTS, CLASSES ..  This cooperative is organized with capital stock. The authorized capital stock of this cooperative shall consist of 50,000,000 shares of common stock of the par value of $0.01 per share; and 10,000,000 shares of nonvoting preferred stock of the par value of $0.01 per share.

SECTION 2.  COMMON STOCK .  The common stock of the cooperative is the only class of membership stock.  Shares of the stock may be held only by producers of agricultural products (individual, firm, partnership, corporations, limited liability companies or cooperatives).  “Producers” shall mean and include persons and entities actually engaged in the production of agricultural products, including tenants of land used for the production of the agricultural products, and lessors of the land who receive as rent part of the produce of the land, and cooperatives of those types of producers.  Each member shall be entitled to only one vote upon each matter submitted to a vote at any meeting of the members regardless of the number of shares of common stock held by the member.

In the event the Board of Directors of the cooperative shall determine that any shares of common stock of this cooperative have come into the hands of any person who is not eligible for membership, or that the holder of the stock has ceased to be an eligible member, the holder shall have no rights or privileges on account of the stock, or vote or voice in the management or affairs of the cooperative other than the right to participate in accordance with law in case of liquidation or dissolution.  The cooperative shall have the right, at its option:  (1) to purchase the stock at its book value plus declared unpaid dividends; or (2) to require the holder of any of the stock to convert it into nonvoting preferred stock of equal par value, or a nonvoting certificate of interest representing the book value of the stock.

In exercising its right to purchase or to require the transfer or conversion of common stock into preferred stock or a non-voting certificate of interest, if the holder fails to deliver the certificate or certificates evidencing the stock, the cooperative may cancel the certificate or certificates on its books and issue a new certificate or certificates of common or preferred stock or non-voting certificate of interest, as the case may be, to the entitled party.

The common stock of this cooperative may be transferred only with the consent of the Board of Directors of the cooperative and on the books of the cooperative, and then only to persons eligible to hold it.  No purported assignment or transfer of common stock shall pass to any person not eligible to hold it any rights or privileges on account of the stock, or vote or voice in the management of the affairs of the cooperative.

SECTION 3.  PREFERRED STOCK ..  The preferred stock of this cooperative may be issued to any individual, cooperative, partnership, corporation, limited liability company or other organization in series.  It shall carry no voting rights.  Preferred stock may be transferred only with the consent of the Board of Directors and on the books of the cooperative.

SECTION 4.  DIVIDENDS .  No dividends shall be paid on the common stock of this cooperative.  Noncumulative dividends of not greater than eight percent (8%) per annum may be paid on preferred stock, when, if and as declared and fixed by the Board of Directors.

SECTION 5.  REVOLVEMENT.   When it is determined by the Board of Directors of the cooperative that the cooperative has sufficient financial resources, then capital stock, certificates of interest, equity credits, or unit retains may be called for payment at the lesser of par value or book value upon notice in writing by mail to the shareholder’s last post office address as shown by the cooperative records.  The stock or interest, credits, or unit retains may be called for payment in chronological order with reference to date of issue, in which case all of the stock or interest, credits or unit retains issued in a given fiscal year shall, as nearly as practicable, be called at the same time; or may be called on the basis of a percentage of all of said equity outstanding, in which case the same percentage of said equity held by each holder shall be called at the same time, without regard to the date of issue.  The Board of Directors, in its sole discretion, shall also have the authority to pay or redeem equity held in the name of deceased patrons.

ARTICLE IV.  PATRONAGE REFUNDS.

The net income (Total Annual Net Savings) in excess of additions to reserves shall be distributed on the basis of patronage, and the records of the cooperative may show the interest of patrons and members in the reserves as more fully provided in the Bylaws.  These distributions shall be redeemable only within the discretion of the Board of Directors.

ARTICLE V.  FIRST LIEN.

This cooperative shall have a first lien on all shares of its capital stock, all certificates of interest, patronage capital, equity credits, unit retains, accounts payable and other interests standing on its books for all indebtedness of the respective holders or owners to the cooperative.  This cooperative shall also have the right, exercisable at the option of the Board of Directors, to set off indebtedness of the patron of the cooperative against the amount of the capital stock, certificates of interest, patronage capital or other interests standing on its books or amounts payable to the patron or member; provided, however, that nothing contained in these articles shall give the holders of the stock, certificates, patronage capital or other interests any right to have the set off made.

ARTICLE VI.  LIQUIDATION.

In the event of any liquidation, dissolution or winding up of this cooperative, whether voluntary or involuntary, all debts and liabilities of the cooperative shall be paid first according to their respective priorities.  Holders of all capital stock shall then be entitled to receive the issuance price of their shares subject to any additions or subtractions for stock splits and consolidations.  If funds are not available to pay the issuance price for all of the outstanding shares of capital stock then the holders shall be entitled to a pro rata payment subject to any issuance preferences.  All non-stock capital furnished through patronage shall then be retired without priority on a pro rata basis to the patrons to whom allocated on the books of the cooperative. Any remaining assets of the cooperative shall be distributed among the patrons of the cooperative, including both current patrons and former patrons, in the proportion which the aggregate patronage of each patron bears to the total patronage of all patrons as shown by the records of the cooperative.

ARTICLE VII.  BOARD OF DIRECTORS.

Section 1.  Number of Directors .  The business and affairs of this cooperative shall be managed by a Board of Directors of not less than five persons, as set by the Bylaws, which directors shall be members or representatives of members who are other than natural persons.  Directors shall be elected by the members of the cooperative for the terms as the Bylaws may prescribe, at the annual meetings or if districts are designated at district meetings of members.

Section 2.  Director Liability .  No director of this cooperative shall be personally liable to the cooperative or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)                                  for a breach of the director’s duty of loyalty to this cooperative or its members;

(b)                                 for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)                                  for a transaction from which the director derived an improper personal benefit; or

(d)                                 for an act or omission occurring prior to the date when the provisions of this Article VII become effective.

It is the intention of the members of this cooperative to eliminate or limit the personal liability of the Directors of the cooperative to the greatest extent permitted under Minnesota law.  If amendments to the Minnesota Statutes are passed after this Article VII, Section 2 becomes effective which authorize cooperative associations to act to further eliminate or limit the personal liability of directors, then the liability of the Directors of this cooperative shall be eliminated or limited to the greatest extent permitted by the Minnesota Statutes, as so amended.

Any repeal or modification of Article VII, Section 2 by the members of this cooperative shall not adversely affect any right of, or any protection available to a Director of this cooperative which is in existence at the time of the repeal or modification.

ARTICLE VIII.  AMENDMENTS.

These Articles of Incorporation may be amended in the manner provided by law.

This document was drafted by:

Mark J. Hanson

Doherty, Rumble & Butler

2800 Minnesota World Trade Center

30 East Seventh Street

St. Paul, Minnesota 55101

First Adopted March 16, 1994

Amended and Restated December 1, 1997

Amended and Restated February 12, 1999